                                                                Exhibit 4(d)

                       GUARANTEE LIFE INSURANCE COMPANY
                          INCENTIVE COMPENSATION PLAN
             (As amended and restated effective December 1, 1996)

Plan Purpose            The purpose of Guarantee Life Insurance Company's (the
------------            "Company") incentive compensation plan (the "Plan") is
                        to reward superior performance with a variable component of pay. This variable component can only be earned if predetermined performance criteria are met.

                        Financial and other performance criteria will be established for the Company. Individuals whose efforts impact the attainment of these criteria will have a portion of their compensation tied to appropriate financial and nonfinancial criteria.

Eligibility and         Eligibility in this Plan is to be restricted to those
Participation           executives who are key to the Company's success.
-------------           Initially, this group will consist of selected vice
                        presidents, senior vice presidents, executive vice presidents and the President and Chief Executive
                        Officer. Participation may be extended in the future, at the discretion of the President and CEO.

                        The President and CEO will nominate participants to be approved by the Compensation Committee of the Board of Directors (the "Committee"). Participation will be reevaluated and determined on an annual basis.

Target Incentive Award Each participant will be assigned threshold, par and max ---------------------- incentive award targets based on achieved performance.
                        These incentive award targets are expressed as a percentage of the participant's base salary. These targets and percentages are subject to change each year in which the participant is eligible for participation in the Plan.

Threshold Performance   The Company will establish each year a minimum level of
---------------------   earnings which must be attained before any payouts are
                        made. In addition, ratings satisfactory to the Board of Directors must be maintained for payouts to be made.

Award Determination     Based on performance achieved during the year, an
-------------------     individual's award payout will be a function of
                        performance against preestablished objectives, as illustrated below.

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                         Performance Achieved   Payout as a % of Target Award
                         ---------------------  ------------------------------
                                 Threshold                xx%
                                 Par                      xx%
                                 Max                      xx%


Performance               The apportionment of the award opportunity among the
Measurement               performance factors (corporate performance, division
                          performance, etc.) will be determined prior to the beginning of each year.

Discretionary Judgment    The President and CEO may recommend an adjustment of
                          up to +/- 20% in an individual's payout to reflect individual performance and performance criteria not included in the primary performance objectives.
                          Discretionary adjustments must be approved by the Board of Directors.

Form and Timing of        Payments to participants below senior vice president
Payments                  will be made in cash as soon as practicable after
                          award amounts are approved at the February Board of Directors meeting.

                          Payments to senior vice presidents and above will be made in a combination of cash and shares of common stock of The Guarantee Life Companies Inc. (the "Shares"), with 10% of bonus payments in Shares and an opportunity to elect to participate in a Bonus Stock Program under which up to an additional 50% of bonus payments are made in Shares, with grants of Matching Shares according to the following schedule:

                                 Additional                  Matching Shares
                         Percentage of Bonus Payment           (Restricted)
                               Paid in Shares             (% of Additional Bonus
                              (No Restrictions)              Paid in Shares)

                                      10%                          10%
                   (greater or equal) 20%                          15%
                   (greater or equal) 35%                          20%
                                      50%                          25%

                          Participation in the Bonus Stock Program shall be evidenced by Bonus Stock Program Election Agreements and Stock and Restricted Stock Award Agreements that specify the percentages of Bonus Payments to be paid in Shares, any Matching Shares, restrictions and vesting schedule for any Matching Shares, and such restrictions and other provisions as the Company shall determine.


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                        The Bonus Stock Program will terminate December 31,
                        1999.

                        An opportunity for voluntary deferral of all or some part of the award will be provided through the Company's Deferred Compensation Plan.

Impact on Benefits      Inclusion of incentive compensation in computing the
------------------      various employee benefits is controlled by the
                        respective Plan documents.

Change of Position      In the event that a participant changes positions during
------------------      the Plan year, whether due to promotion, demotion, or
                        lateral move, awards will be prorated for the year based on the time in each position.

Newly Hired Employees   An employee hired into an eligible position during the
----------------------  first six months of the year may participate in the Plan for the balance of the year on a pro rata basis.
                        Employees hired during the last six months of the year may participate only with special approval of the President and CEO.

Termination of          In the event a participant voluntarily terminates
Employment              employment or is terminated involuntarily or for cause
----------              before the end of the Plan year, any award will be
                        forfeited.

Withholding             The Company shall withhold from award payments any
-----------             federal, state or local taxes required to be withheld.

Governance              The Committee will be responsible for the administration
----------              and governance of the Plan. Actions requiring Committee
                        and the Board of Directors approval include final determination of Plan eligibility and participation, identification of performance goals and final award determination. The decision of the Committee and the Board of Directors shall be conclusive and binding on all participants.

Amendment,              The Company, by action of the Board of Directors,
Modifications, or       reserves the right to amend, modify, or terminate the
Termination of the      Plan at any time.
Plan
------------------

Employment              Nothing in this Plan shall interfere with or limit in
----------              any way the Company's right to terminate a participant's
                        employment at any time.

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